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As filed with the United States Securities and Exchange Commission on November 22, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOT HILL SYSTEMS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3460176 (I.R.S. Employer Identification No.)
6305 El Camino Real Carlsbad, California 92009 (760) 931-5500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James L. Lambert
Chief Executive Officer
Dot Hill Systems Corp.
6305 El Camino Real
Carlsbad, California 92009
(760) 931-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas A. Coll, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	1,239,527	$2.73	$3,383,908.71	$311.32

(1)
The registrant is hereby registering 1,239,527 shares of common stock, the maximum number of shares of the registrant's common stock issuable upon exercise of a warrant issued to Sun Microsystems, Inc. on May 24, 2002. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of the registrant's common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on $2.73, the average of the high and low prices of the registrant's common stock quoted on the New York Stock Exchange on November 19, 2002.

(3)
Calculated by multiplying 0.000092 by the proposed maximum aggregate offering price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 22, 2002

PROSPECTUS

1,239,527 Shares

Common Stock

        This prospectus relates to the resale, from time to time, of up to 1,239,527 shares of common stock of Dot Hill Systems Corp., par value $0.001 per share, which shares are issuable upon exercise of a warrant, or Warrant, to purchase our common stock. The Warrant was issued to Sun Microsystems, Inc. on May 24, 2002 in connection with a series of agreements Dot Hill entered into with Sun. The shares offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events. References in this prospectus to "our company," "we," "our," and "us" refer to Dot Hill Systems Corp. References in this prospectus to "Sun" refer to Sun Microsystems, Inc. and its transferees and assigns.

        Subject to the restrictions described in this prospectus, Sun (directly, or through agents or dealers designated from time to time) may sell the common stock being offered by this prospectus from time to time on terms to be determined at the time of sale. The prices at which Sun may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. To the extent required, the number of shares of common stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. Sun will pay all applicable stock transfer taxes, brokerage commissions, discounts or commissions and fees of Sun's counsel. We have agreed to pay certain expenses in connection with the filing of a registration statement, of which this prospectus is a part, with the SEC, and to indemnify Sun against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or Securities Act, in connection with the registration and offering of our common stock being offered by this prospectus. Sun and any agents, dealers or broker-dealers that participate with Sun in the distribution of our common stock being offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "PLAN OF DISTRIBUTION" beginning on page 19.

        Our common stock is traded on the New York Stock Exchange under the symbol "HIL." On November 19, 2002, the last reported sales price of our common stock as reported on the New York Stock Exchange was $2.68 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement (of which this prospectus is a part) is filed with the Securities and Exchange Commission and has become effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 22, 2002.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
TRADEMARKS AND TRADENAMES	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
PROSPECTUS SUMMARY	4
RISK FACTORS	7
USE OF PROCEEDS	16
SELLING SECURITYHOLDERS	17
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or SEC, on behalf of Sun utilizing a "shelf" registration process. Under this shelf registration process, Sun may, from time to time until we withdraw this registration statement from registration, sell the shares of our common stock covered by this prospectus in one or more offerings (subject to the restrictions described in this prospectus).

        This prospectus provides you with a general description of the securities that Sun may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering by Sun will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled "WHERE YOU CAN FIND MORE INFORMATION," beginning on page 21.

        You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. Sun is not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of when this prospectus or any prospectus supplement is delivered to you or when the shares of common stock are offered or sold.

TRADEMARKS AND TRADENAMES

        The Dot Hill Logo, SANnet, SANscape, SANpath and Dot Hill are our registered trademarks. OpenAxis Intelligence and Axis Storage Managers are other trademarks that we own. All other trade names and trademarks are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. Any prospectus supplement may also contain such forward-looking statements. These forward-looking statements relate to future events or our future financial and/or operating performance and can generally be identified as such because the context of the statement will include words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar meaning. Statements that describe our plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. We urge you to consider carefully cautionary statements described in "Risk Factors" beginning on page    , which identify important factors that could cause actual results to differ materially from those in any forward-looking statement. You are cautioned not to rely on these forward-looking statements, which speak only as of the date of this prospectus and of information currently and reasonably known. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

        WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS OR REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference, including the "Risk Factors" beginning on page    . References in this prospectus to "our company," "we," "our," and "us" refer to Dot Hill Systems Corp. References to "Sun" refer to Sun Microsystems, Inc., and its transferees and assigns, which may sell shares of our common stock issuable upon exercise of the Warrant from time to time as described in this prospectus.

DOT HILL SYSTEMS CORP.

General

        We are a provider of highly reliable, high-performance, disk-based data storage and networking solutions for the open systems computing environment, including Windows NT, Solaris, Linux, HP-UX and AIX. Our solutions encompass a broad range of scalable products and services targeting customers with mission critical applications. Our storage solutions reach these customers through direct and indirect channels, including through Original Equipment Manufacturers, or OEMs, Value Added Resellers, or VARs, and system integrators. With information becoming an increasingly critical business resource, these customers demand that their storage systems be highly reliable, available, and manageable and provide fault-tolerance, high performance and a high level of customer and technical support. We have a history of providing high-end storage solutions that meet these requirements by combining extensive design and implementation experience with leading-edge technologies. We sell storage as modular building blocks and as solution packages. Our storage solutions range from SCSI Disk Array configurations to multi-terabyte Fibre Channel-based SANs. We are one of the few companies in our industry to offer NEBS Level 3 and MIL-STD-810F certified, carrier class storage systems. The NEBS standard was developed by Bellcore for telephone equipment and speaks to system ruggedness and reliability, an increasingly important requirement.

        Historically, we have relied mainly on direct sales to an array of primarily government and telecommunications clients. Beginning in 2001, we redirected our business strategy to shift our efforts away from direct sales and to focus primarily on indirect sales channels, including OEMs, VARs and system integrators where we believe such customers fit well with our product set and manufacturing strategy.

        In the second quarter of 2002, we entered into three strategic agreements: an OEM agreement with Sun, a manufacturing agreement with Solectron Corporation, or Solectron, and a supply agreement with Infortrend Technology Inc., or Infortrend. Under the terms of the OEM agreement with Sun, we expect to produce and provide our products for private label sales by Sun. Under the terms of the Solectron Agreement, Solectron has been engaged to supply us with the bulk of our new production capacity, including new product introduction, complete product manufacturing and assembly, product testing and distribution services. Infortrend has agreed to supply us with storage computer components to incorporate into our products. We believe the Solectron and Infortrend agreements will provide us with significant volume production capabilities while minimizing the addition of fixed costs associated with expanding internal manufacturing capabilities.

        In September 2001, we unveiled our line of Axis Storage Managers, which is a family of self-contained systems that add affordable intelligence to existing storage and network infrastructures. Our Axis Storage Manager family of products enables companies to enhance their existing IT infrastructures without replacing them regardless of what storage is used. Axis Storage Manager also provides mirroring, remote replication and disaster recovery options for mission-critical applications.

        In September 1999, we launched SANnet, our core line of SAN-ready disk storage solutions, which we bundle with SANscape, our storage management software. We designed SANnet with the reliability, flexibility, and performance necessary to meet the needs of today's data-intensive, Internet-generation applications. SANnet solutions support single or multiple servers simultaneously and are compatible with most of today's popular open systems server platforms. We offer SANnet storage systems in many topologies, including SCSI and Fibre Channel. All critical components of the SANnet systems, including RAID controllers, battery backups, disks and power supplies, are hot-swappable, redundant and field-replaceable, which allows for upgrades and servicing to occur without server interruptions. In addition, our SANnet systems optimize storage space and work with all major server platforms and operating systems. Our SANnet suite of software consists of two key software packages that we developed, SANpath and SANscape. SANpath helps ensure availability and automatically routes data away from non-functioning paths and SANscape, a java-based utility, combines SAN configuration, maintenance and monitoring tools into a single application.

        We were reincorporated in Delaware in September 2001. Our principal executive offices are located at 6305 El Camino Real, Carlsbad, California 92009. Our telephone number is (760) 931-5500. We have facilities in Carlsbad, California, the Netherlands and Japan. We also have sales offices across the United States and in the United Kingdom, Germany and Singapore.

Recent Developments

        On October 24, 2002, we entered into a loan and security agreement with Sun, pursuant to which Sun loaned us approximately $4.5 million. The loan is secured by all of our assets. The loan is subject to a fixed interest rate of 2.0% per annum with a repayment term no later than June 30, 2003. The term may be extended for one or more additional six-month periods at Sun's sole discretion. Payments shall be made on the principal portion of the loan based on an amount equal to 37.0% of the net amounts owed by Sun on invoices generated through the normal course of Sun's purchases of products from us. The funds are to enable us to design and cause to be delivered the storage products specified in the purchase orders issued by Sun to us from time to time under the Sun OEM Agreement, and for other working capital and other general corporate purposes, subject to certain limitations.

        On October 28, 2002, we announced our new SANnet II™ family of compact RAID and JBOD storage solutions. The SANnet II family of storage systems provides industry-leading 99.9998+ percent uptime in a compact, rugged enclosure. SANnet II brings enterprise class features into the workgroup and virtually eliminates downtime with no single points of failure. On November 13, 2002 we announced that our SANnet(R) storage systems are in use by Getmapping PLC, which has built a 2.5 terabyte online database of aerial photos of the United Kingdom and Spain. Getmapping uses a combination of SANnet systems and our ultra-slim RAID Blade in both direct attached and storage area network configurations.

THE OFFERING

Shares of our common stock to be offered by Sun	1,239,527 shares(1)
Total shares of our common stock outstanding as of November 15, 2002	25,151,942 shares
Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.
New York Stock Exchange symbol	HIL

(1)
Includes the 1,239,527 shares issuable upon exercise of the Warrant issued to Sun on May 24, 2002.

        Sun may sell the shares of our common stock subject to this prospectus from time to time and may also decide not to sell all of the shares Sun is allowed to sell under this prospectus. Sun will act independently of us in making decisions with respect to the timing, manner and size of each sale. Furthermore, Sun may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise.

        Prior to making a decision about investing in our Common Stock, you should carefully consider the specific risks contained in the section entitled "RISK FACTORS" below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

RISK FACTORS

        An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors and the risk factors described in any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

We have experienced and may continue to experience operating losses and will need to raise additional funds to continue our operations.

        In the years ended December 31, 1999, 2000 and 2001, we incurred net losses of $9.0 million, $948,000 and $43.3 million, respectively. For the nine-month period ended September 30, 2002, we incurred a net loss of $22.3 million. We cannot provide assurance that we will be profitable in any future period. We have expended, and will continue to be required to expend, substantial funds to pursue research and development projects, enhance marketing efforts and otherwise operate our business. Our future capital requirements will depend on, and could increase substantially as a result of, many factors, including:

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  the progress of our research, development and product testing programs

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  the success of our sales and marketing efforts

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  costs of filing, prosecuting, defending and enforcing intellectual property rights

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  the extent and terms of any development, manufacturing, marketing or other arrangements

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  changes in economic, regulatory or competitive conditions

        As of September 30, 2002, we had $5.0 million in unrestricted cash and cash equivalents, which should be sufficient to finance operations through January 31, 2003. We will need to raise additional funds to continue our operations, either through borrowings or the sale of our debt or equity securities. Unanticipated events, such as Sun's failure to meet its product purchase forecast or extraordinary expenses or operating expenses in excess of our projections, may require us to raise funds sooner than we expect. We may not be able to raise additional funds in the future on commercially reasonable terms or at all. Any sales of our debt or equity securities in the future may have a substantial dilutive effect on our existing stockholders. We may be required to grant liens on our assets to the provider of any source of financing or enter into operating, debt service or working capital covenants with any provider of financing that could hinder our ability to operate our business in accordance with our plans.

Our shift in business strategy to focus on OEM customers will further increase our dependence on sales to a relatively small number of customers.

        Historically, a material percentage of our net revenues in each year has been derived from a limited number of customers. For the years ended December 31, 1999, 2000 and 2001, our top five customers accounted for approximately 25%, 37% and 36%, respectively, of our net revenues. Sales to Comverse Network Systems, an OEM customer, accounted for 15% of our net revenues for the year ended December 31, 2001. Sales to UUNET Technologies, Inc., a subsidiary of Worldcom, Inc., accounted for 10% and 17% of our net revenues for the years ended December 31, 1999 and 2000, respectively. Changes in timing or volume of purchases by such major customers could harm our results. In addition, a significant portion of our net revenues to date have been concentrated in the UNIX marketplace, and within the UNIX marketplace a significant portion of our net revenues are associated with versions of UNIX manufactured by Sun. If Sun were to change its policy of supporting open systems computing environments, and if our products were thereby rendered incompatible with Sun's products, our business would be harmed.

        As we shift our business strategy to place greater emphasis on sales to OEMs, we expect to experience further concentration in our customer base. We expect many of our existing customers, including customers that currently account for significant portions of our net revenues, to stop purchasing directly from us and begin purchasing our products through our OEM partners. In particular, we expect to receive a substantial portion of our projected net revenues for the year ended December 31, 2003 from sales of our products to Sun. As a result, if our relationship with Sun or other significant OEM partners does not expand or is otherwise disrupted, we could lose substantially all of our anticipated net revenues. There is no guarantee that these relationships will expand or not otherwise be disrupted. Factors that could influence our relationship with significant OEM partners, including Sun, include our ability to:

  •
  maintain our products at a price level that is competitive with other OEM suppliers

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  maintain quality standards for our products sufficient to meet the expectations of our OEM partners

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  timely produce, ship and deliver a sufficient quantity of our products to meet the needs of our OEM suppliers

        None of our contracts with our existing OEM partners, including Sun, contain any minimum purchasing commitments. Further, we do not expect that any future OEM partnership contracts will include any minimum purchasing commitments. Additionally, these contracts do not require our OEM partners to purchase our products exclusively or on a preferential basis over the products of any of our competitors. As a result, our OEM partners are also free to incorporate the products of our competitors into their products rather than our products at any time.

Our existing or potential direct sales customers may purchase our storage products from our OEM customers.

        Our OEM customers are able to compete directly with us in the storage product market, and are able to offer our products under their labels as a stand-alone product or packaged as part of a larger, more complete system. Furthermore, our OEM customers are generally larger and more widely recognized than we are, have greater resources than we do, and are able to offer a wider variety of storage products and systems, including our storage systems, as well as complete computer systems. We may be unable to compete with our OEM customers for direct sales. Our net revenues from existing direct sales customers may decline if such customers choose to purchase from our OEM customers and we may lose potential direct sales customers to our OEM customers in the future. In addition, we expect that some of our largest customers will start buying from our OEM customers and no longer buy directly from us. Even if our volume of units sold does not decline as a result, our net revenues may be reduced since our price per unit is normally less for units sold through indirect sales channels. Further, we expect our gross margins for OEM sales to be lower than our gross margins for direct sales.

A portion of our existing inventory may become obsolete.

        As of September 30, 2002, we had approximately $8.7 million in inventory. As a result of our transition to outsourced manufacturing, our shift in our business strategy to primarily OEM sales and the continued slowness of the economy, we expect that a material portion of our current SANnet inventory may become obsolete. During the nine months ended September 30, 2002, we took non-cash charges to increase our inventory reserves by $4.5 million as a result of excess inventory. We may be required to take additional charges in the future for excess inventory if our transition from direct to indirect sales occurs more rapidly or completely than we presently anticipate or if our product sales do not meet our projected sales levels.

        In addition, we typically plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers, we may order materials in advance of anticipated customer demand. This advance ordering has and likely will continue to result in excess inventory levels or unanticipated inventory write-downs due to expected orders that fail to materialize.

We may have difficulty predicting results.

        Our quarterly operating results have varied in the past and may vary significantly in the future depending on a number of factors, including:

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  the level of competition

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  the size, timing, cancellation or rescheduling of significant orders

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  product configuration, mix and quality issues

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  market acceptance of our new products and product enhancements and new product announcements or introductions by our competitors

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  deferrals of customer orders in anticipation of new products or product enhancements

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  changes in pricing by us or our competitors

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  our ability to develop, introduce and market new products and product enhancements on a timely basis

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  hardware component costs and availability, particularly with respect to hardware components obtained from Infortrend, a sole-source provider

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  our success in creating brand awareness, and in expanding our sales and marketing programs

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  technological changes in the open systems storage market

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  levels of expenditures on research, engineering and product development

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  changes in our business strategies

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  personnel changes

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  general economic trends and other factors

        Sales for any future period are not predictable with any degree of certainty. Although we have historically operated with limited order backlog, we expect that we will experience increased backlog as we shift our business strategy to focus on OEM sales. As of October 31, 2002 we had an order backlog of approximately $44.0 million attributable to commitments to purchase principally by Sun. However, the backlog does not represent actual sales and our customers, including Sun, can cancel the orders at any time.

        We do not generally enter into long-term purchase contracts with customers and customers usually have the right to extend or delay shipment of their orders, as well as the right to return products and cancel orders in some circumstances. We cannot assure you that actual returns will not exceed our recorded allowances. In addition, our OEM customers generally do not have any minimum purchasing obligations from us. As a result, sales in any period are generally dependent on orders booked and shipped in that period.

        Sales are also difficult to forecast because the open systems storage market is rapidly evolving and our sales cycles vary substantially from customer to customer. Customer orders for us can range in value from a few thousand dollars to over a million dollars. The length of time between initial contact with a potential customer and sale of a product may last from three to twenty-four months. This is particularly true during times of economic slowdown, for sales to OEM customers, and for the sale and installation of complex, turnkey solutions. Our net revenues are difficult for us to predict since they are directly affected by the timing of large orders. Due to the unpredictable timing of customer orders, we may ship products representing a significant portion of our net sales for a quarter during the last month of that quarter. Further, with our increased use of third-party manufacturers, our ability to control the timing of shipments will decrease. Any significant deferral of these sales could harm our results of operations in any particular quarter. Net revenues for a period may be lower than predicted if large orders forecasted for that period are delayed or are not realized.

        Factors that may delay or defer an order, particularly orders for new products include:

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  the amount of time needed for technical evaluations by customers

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  customer budget constraints and changes to customers' budgets during the course of the sales cycle

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  a slowdown in the overall economy or in the particular industries into which we sell

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  customer internal review and testing procedures

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  our engineering work to integrate a storage solution with a customer's system

        Our business strategy is to focus primarily on OEM customers, with whom sales cycles are generally lengthier, more costly and less certain than sales to end-users. Also, in 2002, we will shift our focus away from certain older products toward our SANnet II and other more recent product lines. This shift in focus may affect the sales cycles and predictability of orders. To the extent that we complete significant sales earlier than expected, operating results for subsequent quarters may be adversely affected. Our expense levels are based, in part, on our expectations as to future sales. As a result, if sales levels are below expectations, our operating results may be disproportionately affected. There is no assurance that we will experience sales growth in future periods.

        Our industry has experienced an economic downturn that has significantly harmed our net revenues and operating results and may continue to do so in the future. Our net revenues have been derived primarily from sales to customers in the xSPs, telecommunications, e-commerce and government sectors. For the years ended December 31, 2000 and 2001, sales to e-commerce, telecommunications, and xSPs customers were 39% and 37%, respectively, and sales to the government sector were 13% and 16%, respectively, of our net revenues. For the year ended December 31, 1999, sales to customers in the telecommunications and financial services industries were 18% and 21%, respectively, of our net revenues. An economic downturn in any industry targeted by us could significantly adversely impact our sales.

We cannot provide assurance that our relationships with our OEM customers, and Sun in particular, will not be terminated or that they will generate significant sales.

        Our agreements with our OEM customers are an important element of our strategy to focus on indirect sales channels. Prior to 1999, we derived a majority of our net revenues from our direct sales to customers. In the future we expect to derive a substantial majority of our net revenues from our OEM customers. In particular, we expect to receive the majority of our projected net revenues for the year ended December 31, 2003 from sales of our products to Sun. We cannot provide assurance that we will achieve these sales levels from Sun. There are no minimum purchase commitments or guarantees in our agreement with Sun, and the agreement does not obligate Sun to purchase its storage solutions exclusively from us. Further, none of our other agreements with OEMs provide for minimum purchase commitments, and we cannot expect that future OEM agreements will provide for minimum purchase commitments. If we do not achieve the sales levels we expect to receive from Sun and others in the foreseeable future, our business and result of operations will be significantly harmed.

Any default under our loan and security agreement with Sun could materially harm our business.

        Our loan and security agreement with Sun provides Sun with a security interest in all of our assets, including our intellectual property. If we default under the loan and security agreement, Sun could accelerate the maturity of the loan and take all or a portion of the collateral if we are unable to pay all interest and principal then due, which could materially harm our business, financial condition and results, or force us to cease conducting business altogether.

The loss of one or more suppliers could adversely affect our ability to manufacture and sell products.

        We rely on third parties to supply key components of the products that we sell. Many of these components are available only from limited sources in the quantities and quality we require. We purchase the large majority of our disk drives from Seagate, and purchase a substantial amount of our RAID controllers from Infortrend. Approximately 11%, 14% and 23% of our total raw material purchases were from Seagate, and approximately 4%, 10% and 7% were from Infortrend for the years ended December 31, 1999, 2000 and 2001, respectively. Approximately 10% of our raw material purchases during the year ended December 31, 1999 were from IBM. We purchase a significant portion of our raw materials pursuant to purchase orders, rather than long-term purchase agreements. We maintain minimum inventory levels. However, we have ordered and likely will continue to order certain materials in advance of anticipated customer demand which could result in excess inventory levels and unanticipated inventory write-downs due to a failure of the orders to materialize.

        From time to time there is a significant market demand for disk drives, tape drives, RAID controllers, and other components, and we may experience component shortages, selective supply allocations and increased prices of such components. Even if alternative sources of supply for critical components such as disk drives and controllers become available, incorporating substitute components could delay our ability to deliver our products in a timely manner. For example, we estimate that replacing Infortrend's RAID controllers with those of another supplier would involve several months of hardware and software modification, which could significantly harm our ability to meet our customers' orders for our products and therefore damage our customer relationships and result in a loss of sales.

        In May 2002, we entered into an agreement with Solectron under which we will rely on Solectron to manufacture our new products under our OpenAxis Intelligence strategic initiative. If our agreement with Solectron terminates or if Solectron does not perform its obligations under our agreement, it could take several months to establish alternative manufacturing for these products and we may not be able to fulfill our customers' orders for these products in a timely manner. Under our OEM agreement with Sun, Sun has the right to require that we use a third party to manufacture our products. Such an external manufacturer must meet Sun's engineering, qualification and logistics requirements. If our agreement with Solectron terminates, we may be unable to find another suitable external manufacturer. In addition, we subcontract some of our other manufacturing, such as plastic molding, sheet metal bending, PCB fabrication and certain assemblies, to qualified suppliers in the United States and Asia.

        We own the design and tools/molds associated with the manufacture of these parts. The third parties that we rely on for these production activities include, but are not limited to, Pan Dimensional for PCB assemblies and Accurate Metal Fabrication for sheet metal assemblies. If we were required to have other third parties provide subassembly products and services work, it could take several months to achieve the same levels of productivity and quality with new third party suppliers. These delays could significantly harm our ability to meet our customers' orders for our products and therefore could damage our customer relationships and result in a loss of sales.

Our success depends significantly upon our ability to protect our intellectual property and to avoid infringing the intellectual property of third parties.

        We have eight U.S. patents and no patents pending as of October 31, 2002. We do not expect that our patents will provide us with any meaningful protection of our intellectual property. We also rely on copyrights, trademarks, trade secrets, nondisclosure agreements and common law to protect our intellectual property. For example, we have registered trademarks for the SANnet, SANpath, SANscape, Dot Hill and the Dot Hill logo. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of foreign countries may not adequately protect our intellectual property rights. Our efforts to protect our intellectual property from third party discovery and infringement may be insufficient and third parties may independently develop technologies similar to ours, duplicate our products or design around our patents.

        In addition, third parties may assert that our products and technologies infringe their intellectual property, which could result in infringement lawsuits being filed against us. We expect that providers of storage will increasingly be subject to infringement claims as the number of products and competitors grows. From time to time, we receive letters from third parties suggesting that we may require a license from such third parties to manufacture or commercialize our products. We most recently received such a letter in October 2002. We evaluate all such communications to assess whether to seek a license from the patent owner but, as of the date hereof, have not determined to seek any such licenses. However, we cannot assure you that we will not subsequently determine that we require one or more such licenses or that we would prevail in any litigation if any of such patent owners lodged formal infringement claims against us. Moreover, we cannot assure you that additional third parties will not assert infringement claims against us in the future.

        If we were to become party to any litigation to protect our intellectual property from infringement by a third party, or as a result of a claim that our products and technologies infringe the intellectual property of a third party, we would likely incur substantial legal fees and expenses and our management's attention would be distracted from the operations of our business. Further, any settlement or adverse judgment involving a determination that our products or technology infringe the intellectual property of a third party could require us to pay substantial damages or royalties to a third party. In such event we could also be required to obtain a license from the third party to continue to sell our products or use our technologies. We may not be able to obtain a license from a third party on commercially reasonable terms, or at all. We may be required to pay significant royalties in connection with any license that we might obtain, which could impede our ability to price our products competitively and could adversely affect our gross margins. If our suppliers or we were unable to license protected technology, we could be prohibited from marketing products that incorporate the protected technology. We could also incur substantial costs to redesign our products in a manner to avoid infringement of third party intellectual property rights.

We may not be able to maintain our NYSE listing.

        In July 2001, we received notification from the NYSE that we failed to meet the NYSE continued listing requirements that both our average global market capitalization and total stockholders' equity must not fall below $50.0 million for more than 30 consecutive trading days. Under the rules of the

NYSE, we submitted a response to the NYSE's Listings and Compliance Committee describing how we plan to regain compliance with the NYSE continued listing requirements. On November 2, 2001, we received notification from the NYSE that the Listings and Compliance Committee had accepted our plan, and we are currently subject to quarterly monitoring by the NYSE for compliance with our plan. After reviewing our second quarter 2002 report, the NYSE indicated that it continues to approve our plan and would continue listing our stock. As of September 30, 2002, we were not in compliance with certain conditions in our plan. We have discussed this non-compliance with the NYSE. In response, the NYSE has indicated to us that it intends to review our compliance again at the end of 2002 and to continue listing our stock until such time. However, we cannot assure you that we will be able to regain compliance with the NYSE continued listing requirements by the end of the year or at all, or that the NYSE will not decide to delist our stock prior to the end of the year. Delisting of our stock would materially impair our ability to raise capital and the trading price and liquidity of our common stock.

The storage system market is highly competitive.

        The storage system market is intensely competitive. We compete with various companies, including, but not limited to, Hewlett Packard, Sun, IBM, Hitachi Data Systems, Compaq Corporation, and Dell Computer Corp., which market storage systems as well as other computer products, and which have become more focused on storage during the past few years. We also compete against independent storage system suppliers to the high-end market including, but not limited to, EMC Corporation, Network Appliance, Ciprico, Procom, MTI Technology, Eurologic, LSI Logic and Storage Technologies, Inc.

        Many of these competitors are significantly larger than us and have significantly greater name recognition and engineering, manufacturing and marketing capabilities, as well as greater financial and personnel resources. As a result, competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products or to deliver competitive products at a lower end-user price than us.

        We also expect that competition will increase as a result of industry consolidations and the formation of new companies with new, innovative product offerings. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. For example, NAS has gained popularity recently as an alternative to SANs. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could harm our business. In fact, competitive pricing pressures have had, and may continue to have, an adverse impact on our net revenues and earnings.

        We believe that the principal competitive factors affecting our markets include fault-tolerance, reliability, performance, ease of use, scalability, manageability, price and customer service and support. There can be no assurance that we will be able to successfully incorporate these factors into our products and to compete against current or future competitors or that competitive pressures we face will not harm our business. If we are unable to develop and market products to compete with the products of competitors, our business will be materially and adversely affected. In addition, if major customers who are also competitors cease purchasing our products in order to concentrate on sales of their own products, our business will be harmed.

        We sell our products to OEMs, who may elect to purchase storage products from our competitors instead of from us, which could harm our business. We also sell our products through distributors and VARs. These distributors and VARs may carry competing product lines, and may reduce or discontinue sales of our products, which could harm our business. In addition, we cannot ensure that existing end-user customers will not purchase storage equipment from the manufacturer that provides their network computing systems and, as a result, reduce or eliminate purchases from us.

The open systems storage market is rapidly changing and we may be unable to keep pace or properly prepare for the effects of those changes.

        The open systems data storage market in which we operate is characterized by rapid technological change, frequent new product introductions, evolving industry standards and consolidation among our competitors, suppliers and customers. Customer preferences in this market are difficult to predict and changes in those preferences and the introduction of new products by our competitors or us could render our existing products obsolete. Our success will depend upon our ability to address the increasingly sophisticated needs of customers, to enhance existing products, and to develop and introduce on a timely basis, new competitive products (including new software and hardware, and enhancements to existing software and hardware) that keep pace with technological developments and emerging industry standards. If we cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, our business will be harmed. In addition, consolidation among our competitors, suppliers and customers may harm our business by increasing the resources of our competitors, reducing the number of suppliers available to us for our product components and increasing competition for customers by reducing customer-purchasing decisions.

A significant percentage of our expenses are fixed, which may affect our operating results.

        During the year ended December 31, 2001 and the nine-month period ended September 30, 2002, we reduced costs through workforce reductions and a consolidation of excess facilities. We believe strict cost containment is essential to maintaining positive cash flow from operations and achieving profitability in future periods. We may attempt to take further measures to reduce expenses if we continue to experience operating losses or do not achieve a stable net income. A number of factors could preclude us from successfully bringing costs and expenses in line with our net revenues, such as the fact that our expense levels are based in part on our expectations as to future sales, and that a significant percentage of our expenses are fixed, which limits our ability to reduce expenses quickly in response to any shortfalls in net revenues. As a result, if net revenues do not meet our projections, operating results may be disproportionately affected. We may experience shortfalls in net revenues for various reasons, including:

  •
  significant pricing pressures that occur because of declines in selling prices over the life of a product or because of increased competition

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  sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers, which, in turn, may harm our ability to meet our sales obligations

  •
  the reduction, rescheduling or cancellation of customer orders

Our business and operating results will suffer if we encounter significant product defects.

        Our products may contain undetected software errors or failures when first introduced or as new versions are released. We cannot ensure that, despite testing, errors will not be found in products after shipments, resulting in a loss of or delay in market acceptance, which could harm our business. Our standard warranty provides that if the system does not function to published specifications, we will repair or replace the defective component without charge. Significant warranty costs, particularly those that exceed reserves, could adversely impact our business. In addition, defects in our products could result in our customers claiming damages against us for property damage or destruction. Any such claim, if successful, could distract management's attention from operating our business and result in damage claims against us that may not be covered by our insurance.

Our success depends on our ability to attract and retain key personnel.

        Our performance depends in significant part on our ability to attract and retain talented senior management and other key personnel. If any one of these individuals were to terminate his or her employment with us, we would be required to locate and hire suitable replacements. We may be unable to identify suitable replacements for any employees that we lose. In addition, even if we are successful in locating suitable replacements, the time and cost involved in recruiting, hiring, training and integrating new employees, particularly key employees responsible for significant portions of our operations, could harm our business by delaying our production schedule, our research and development efforts, our ability to execute on our business strategy and our client development and marketing efforts. Since many of our customer relationships are based on personal relationships between the customer and our sales representatives, if these representatives were to terminate their employment with us, we may be forced to expend substantial resources to attempt to maintain the customers that the sales representatives serviced. Ultimately, we may be unsuccessful in retaining these customers, which would harm our sales.

        We have recently made several reductions in our workforce. Although the reductions were designed to reduce our operating costs, the reductions have increased the responsibility of our remaining employees. As a result, we face risks associated with transferring the duties of our former employees to our remaining employees. In addition to the expense involved in retraining employees, there is a risk that our current work force will be unable to effectively manage all of the duties of our former employees, which could adversely impact our research and development efforts, our general accounting and operating activities, our sales efforts and our production capabilities.

Our international business activities subject us to risks.

        Our international sales represented approximately 30% of net revenues for the year ended December 31, 2001 and we currently have sales offices in Japan, Singapore, the United Kingdom, Germany and the Netherlands. Our international operations are subject to a variety of risks associated with conducting business internationally, including the following, any of which could harm our business:

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  longer payment cycles

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  unexpected changes in regulatory requirements

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  import and export restrictions and tariffs, and increases in tariffs, duties, price controls or other restrictions on foreign currencies

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  the burden of complying with a variety of foreign laws

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  potentially adverse tax consequences

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  currency exchange rate fluctuations

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  the imposition of trade barriers or price controls

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  political and economic instability abroad

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  difficulties in staffing and managing international operations

  •
  seasonal reductions in business activity during the summer months in Europe and other times in other parts of the world

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  problems in collecting accounts receivable

        A portion of our international business is presently conducted in currencies other than the U.S. dollar. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the exchange rates may adversely impact our operating results. We do not engage in any hedging transactions to cover our currency exposure.

        Proprietary rights and intellectual property may be more difficult to protect outside of the United States. Also, we are continuing to gain experience in marketing and distributing our products internationally. We cannot be certain that we will be able to successfully grow our international presence in a timely manner, which could harm our business.

Our executive officers and directors and their affiliates own a significant percentage of our outstanding shares, which could prevent a change in control of us and adversely affect our stock price.

        As of October 31, 2002, our executive officers, directors and their affiliates beneficially owned approximately 19.0% of our outstanding shares of common stock. Further, two individual stockholders who are married to each other collectively own approximately 19.9% of our outstanding common stock. These individual stockholders may be able to influence matters requiring approval by our stockholders, including the election of a majority of our directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of us. This concentration of ownership may also make it more difficult or expensive for us to obtain financing. Further, any substantial sale of shares by these individuals could depress the market price of our common stock and impair our ability to raise capital in the future through the sale of our equity securities.

        Our Certificate of Incorporation and Bylaws contain a number of provisions that could impede a takeover or change in control of us, including but not limited to a classified board of directors, the elimination of the stockholders' ability to take action by written consent and limitations on the ability of stockholders to remove a director from office without cause. The board may issue additional shares of common stock or establish one or more classes or series of preferred stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the board without stockholder approval. Each of these provisions gives the board, acting without stockholder approval, the ability to prevent, or render more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Our stock price is volatile, which may increase the likelihood that we will become involved in expensive, time-consuming litigation.

        The market price of our common stock has been, and is expected to continue to be volatile. Following periods of market volatility in the past, many companies have been sued by stockholders alleging violations of the U.S. securities laws. Any securities litigation against us would be costly and time-consuming and could result in significant liability if resolved against us. Further, any such allegation would distract our management from operating our business and could increase our insurance rates.

USE OF PROCEEDS

        Sun will receive all of the proceeds from the sale of any shares of our common stock covered by this prospectus.

SELLING SECURITYHOLDERS

Our Relationship with Sun

        In May 2002, we entered into a three-year OEM agreement with Sun, under which we will design and deliver certain storage products to Sun for their private label sales. On October 24, 2002, we entered into a loan and security agreement with Sun, pursuant to which Sun loaned us approximately $4.5 million. The loan is secured by all of our assets. The loan is subject to a fixed interest rate of 2.0% per annum with a repayment term no later than June 30, 2003. The term may be extended for one or more additional six-month periods at Sun's sole discretion. Payments shall be made on the principal portion of the loan based on an amount equal to 37.0% of the net amounts owed by Sun on invoices generated through the normal course of Sun's purchases of product from us. The funds are to enable us to design and cause to be delivered the storage products specified in the purchase orders issued by Sun to us from time to time under the Sun OEM Agreement, and for other working capital and other general corporate purposes, subject to certain limitations.

The Warrant

        On May 24, 2002, we issued a warrant to Sun to purchase up to 1,239,527 shares of our common stock. The Warrant is exercisable as to 413,175 shares immediately, as to an additional 413,176 shares on May 24, 2003, and the remaining 413,176 shares on May 24, 2004. The number of shares issuable pursuant to the Warrant may be adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Warrant is exercisable at an exercise price of $2.97 per share. The Warrant also has a cashless exercise feature.

        Under the Warrant issued to Sun, we agreed to file a registration statement under Rule 415 of the Securities Act to register for resale the shares of our common stock issuable upon exercise of the Warrant, and to use all reasonable efforts to cause such registration statement to be declared effective as promptly as practicable. Accordingly, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of these shares from time to time. We agreed in the Warrant to keep the registration statement effective until November 24, 2004.

Selling Securityholder Table

        We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act. Our common stock being offered by this prospectus is being registered to permit secondary public trading of our common stock. Subject to the restrictions described in this prospectus, Sun may offer our common stock covered under this prospectus for resale from time to time. The shares of our common stock covered, as to their resale, under this prospectus include shares issuable upon exercise of the Warrant, including any additional shares issuable upon adjustments to the exercise price of the Warrant or to prevent dilution as a result of stock splits, stock dividends or similar events. In addition, subject to the restrictions described in this prospectus, Sun may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See "PLAN OF DISTRIBUTION."

        The table below presents information as of November 15, 2002 regarding Sun and the shares that Sun (and its transferees and assigns) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to Sun:

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  the number and percent of shares of our common stock that Sun beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

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  the number of shares of our common stock that may be offered for resale for Sun's account under this prospectus; and

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  the number and percent of shares of our common stock to be held by Sun after the offering of the resale shares, assuming all of the resale shares are sold by Sun and that Sun does not acquire any other shares of our common stock prior to its assumed sale of all of the resale shares.

        The table is prepared based on information supplied to us by Sun. We have assumed for purposes of the table below that Sun will sell all of the shares offered by this prospectus. Because Sun may offer from time to time all or some of its shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by Sun or that will be held by Sun after completion of the sales. In addition, Sun may have sold, transferred or otherwise disposed of the Warrant in a transaction exempt from the registration requirements of the Securities Act since the date Sun provided the information regarding its shares. Information concerning Sun may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

        The applicable percentages of ownership are based on an aggregate of 25,151,942 shares of our common stock issued and outstanding on November 15, 2002. The number of shares beneficially owned by Sun is determined under rules promulgated by the SEC; however, for the purpose of computing beneficial ownership below, Sun is deemed to beneficially own all of the shares of our common stock issuable upon exercise of the Warrant.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name			Number of Shares Being Offered
	Number	Percent		Number	Percent
Sun Microsystems, Inc.	1,239,527	4.70%	1,239,527	—	—
Any future transferee from Sun(1)(2)	—	—	—	—	—

(1)
Information concerning other selling securityholders will be set forth in one or more prospectus supplements from time to time, if required.

(2)
Assumes that any future transferees do not beneficially own any common stock other than any common stock issuable upon exercise of the Warrant.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be sold or distributed by Sun from time to time. Sun will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this prospectus. The sales may be made on the New York Stock Exchange or in privately negotiated transactions. Sun may effect such transactions by selling the shares to or through broker-dealers. The shares covered by this prospectus may be sold by one or more, or a combination of, the following methods:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

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  an exchange distribution in accordance with the rules of such exchange;

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  privately negotiated transactions; and

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  other methods permitted pursuant to applicable law.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by Sun may arrange for other broker-dealers to participate in the resales.

        Sun may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In these transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Sun. Sun also may sell shares short and redeliver shares to close out such short positions. Sun may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Sun also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Sun. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or Sun may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Sun may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, Sun will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of our common stock covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares may be sold by Sun only through registered or licensed brokers-dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, Sun will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by Sun. We will make copies of this prospectus available to Sun and we have informed Sun of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the shares. Sun will bear all commissions and discounts, if any, attributable to the sales of the shares. Sun may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        Cooley Godward llp, 4401 Eastgate Mall, San Diego, California 92121 will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the offering of securities by this prospectus is completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on March 29, 2002;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the SEC on May 15, 2002;

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  our definitive proxy statement for the 2002 Annual Meeting of Stockholders filed with the SEC on April 15, 2002;

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  our Current Report on Form 8-K filed with the SEC on July 10, 2002;

  •
  our Current Report on Form 8-K filed with the SEC on July 23, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 2, 2002;

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  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002;

  •
  The description of our capital stock contained in our Current Report on Form 8-K filed with the SEC on July 23, 2002, including any amendments or reports filed for the purpose of updating such description; and

  •
  The description of our common stock contained in our registration statement on Form 8-A (File No. 001-13317) filed with the SEC on August 29, 1997, as amended by Amendment No. 1 to our registration statement on Form 8-A, filed with the SEC on September 4, 1997.

        All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC's website or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

    Dot Hill Systems Corp.
    6305 El Camino Real
    Carlsbad, California 92009
    (760) 931-5500
    Attention: Investor Relations

        Information contained on our website is not part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. Sun will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$332
Legal fees and expenses	$12,500
Accounting fees and expenses	$5,000
Printing and related expenses	$1,000
Miscellaneous	$1,000

Total	$19,832

Item 15. Indemnification of Officers and Directors

        Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

        The registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of the registrant's directors and officers for monetary damages. The registrant's Bylaws require the registrant to indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, and permit the registrant to indemnify its other officers. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article XI of the registrant's Bylaws, incorporated by reference in this registration statement.

        Under the registrant's Bylaws, the registrant must generally advance all expenses incurred by its directors and executive officers who are party or threatened to be made party to any action by reason of the fact that each such director or executive officer is or was a director or executive officer of the registrant. Each advancement shall only be made if such director or executive officer undertakes to repay any such advancement if it is ultimately determined that such person is not entitled to be indemnified under the Registrant's Bylaws or otherwise. The registrant's Bylaws further provide that the registrant may purchase indemnification insurance on a person required or permitted to be indemnified under the Bylaws.

        These indemnification provisions may be sufficiently broad to permit indemnification of registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        From time to time, the registrant may enter into individual contracts with any or all of its directors or officers regarding indemnification and advances, to the fullest extent permitted under Delaware law. The registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers. On August 2, 1999, registrant entered into employment letter agreements with each of James Lambert and Dana Kammersgard. Pursuant to these agreements, registrant agreed to indemnify Mr. Lambert and Mr. Kammersgard for all damages and costs incurred by them in connection with claims arising out of their acts or omissions within the authorized scope of their employment. The agreements further state that the registrant shall provide such indemnification and advance all expenses incurred in connection with such claims as reasonably requested by these persons to the fullest extent permitted under applicable law, subject to approval by the registrant's Board of Directors from time to time.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the registrant (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed with the SEC on September 19, 2001 and incorporated herein by reference).
3.2	Bylaws of the registrant (filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed with the SEC on September 19, 2001 and incorporated herein by reference).
4.1	Certificate of Incorporation of the registrant (included in Exhibit 3.1).
4.2	Bylaws of the registrant (included in Exhibit 3.2).
4.3	Specimen Certificate for the registrant's common stock(1).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the registration statement).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 22, 2002.

DOT HILL SYSTEMS CORP.
By:
/s/ JAMES L. LAMBERT
	Name:	James L. Lambert
	Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JAMES L. LAMBERT and PRESTON ROMM, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES L. LAMBERT (James L. Lambert)	Chief Executive Officer, President, Chief Operating Officer and Director (PRINCIPAL EXECUTIVE OFFICER)	November 22, 2002
/s/ PRESTON ROMM (Preston Romm)	Chief Financial Officer and Treasurer (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)	November 22, 2002
/s/ CHARLES F. CHRIST (Charles F. Christ)	Chairman of the Board of Directors	November 22, 2002
/s/ BENJAMIN BRUSSELL (Benjamin Brussell)	Director	November 19, 2002
/s/ NORMAN R. FARQUHAR (Norman R. Farquhar)	Director	November 18, 2002
/s/ CHONG SUP PARK (Chong Sup Park)	Director	November 22, 2002
/s/ W.R. SAUEY (W.R. Sauey)	Director	November 22, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the registrant (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed with the SEC on September 19, 2001 and incorporated herein by reference).
3.2	Bylaws of the registrant (filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed with the SEC on September 19, 2001 and incorporated herein by reference).
4.1	Certificate of Incorporation of the registrant (included in Exhibit 3.1).
4.2	Bylaws of the registrant (included in Exhibit 3.2).
4.3	Specimen Certificate for the registrant's common stock(1).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the registration statement).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

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ABOUT THIS PROSPECTUS
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS